                                                                    Exhibit 99.1

TEC Business
Segment Breakdown
- --------------------------------------------------------------------------------
                 LTM Sales                          LTM Operating Profit
               $638 million                              $45 million

         [PIE CHART APPEARS HERE]                 [PIE CHART APPEARS HERE]


Hydraulic     Fluid                                     Hydraulic     Fluid
 Systems   Purification  Building Systems  U.S. Metals   Systems   Purification   Building Systems  U.S. Metals
- ---------  ------------  ----------------  -----------   ---------  ------------  ----------------  -----------
$288 mm       $171 mm         $120 mm        $58 mm         $20 mm       $13 mm          $4 mm        $7 mm

                                                                      Commercial
                                                               [LOGO] ----------
                                                                      Intertech

                                     # # #

  The following is a list of the names and shareholdings of individuals who may be deemed to be "participants" in the solicitation of proxies or revocation of agent designations by Commercial Intertech in opposition to United Dominion and OAC's solicitation of proxies for a "control share" meeting and their solicitation of agent designations to call a special meeting (information with respect to shareholdings includes common shares, shares issuable pursuant to options exercisable within 60 days, and preferred shares): Paul J. Powers (329,041 shares); Mark G. Kachur (32,086 shares);
Bruce C. Wheatley (34,714 shares); Hubert Jacobs van Merlen (13,103 shares); John Gilchrist (32,032 shares); William J. Bresnahan (300 shares); Charles B. Cushwa III (220,380 shares); William W. Cushwa (238,925 shares); John M.
Galvin (5,750 shares); Richard J. Hill (10,397 shares); Neil D. Humphrey
(6,635 shares); William E. Kassling (5,000 shares); Gerald C. McDonough (4,500 shares); C. Edward Midgley (10,000 shares); George M. Smart (2,750 shares);
Don E. Tucker (136,855 shares); Robert A. Calcagni (58,463 shares); Gilbert M. Manchester (33,994 shares); and Steven J. Hewitt (23,880 shares). Commercial Intertech has engaged Goldman, Sachs & Co. as its financial adviser in connection with the United Dominion tender offer and the solicitations described above. Goldman, Sachs & Co. will receive certain fees in connection with its services. Certain partners and employees of Goldman, Sachs & Co. may assist in the solicitation of proxies on behalf of Commercial Intertech's Board of Directors. In the normal course of business, Goldman, Sachs & Co. regularly buys and sells securities, including Commercial Intertech securities on its own account and for the account of its customers, which transactions may result from time to time in Goldman, Sachs & Co. having a net long or net short position in Commercial Intertech securities.